UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT #2 TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

MANAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

This amended current report on Form 8-K/A is being filed to file certain schedules to a Share Purchase Agreement dated December 31, 2012, which was filed as Exhibit 10.1 to the Form 8-K/A filed on June 25, 2013.

Item 1.01          Entry into a Material Definitive Agreement.

The information provided under Item 1.01 is responsive to the information required by Item 8.01, which is hereby incorporated by reference.

Item 8.01          Other Events.

On December 31, 2012, DWM Petroleum AG, our wholly-owned Swiss subsidiary, entered into a Share Purchase Agreement with an unrelated third party, a small, private company known only in Tajikistan, to purchase, for $21,000,000 in cash, 80% of the equity interest in a Swiss company which, at the time of closing of the transaction described in the Share Purchase Agreement, will own a Tajik company (“target company”) which in turn will own 100% of the interest in certain producing oilfield assets located in Tajikistan. The seller’s wholly-owned subsidiary, a small, private company known only in Tajikistan, currently owns the majority of the equity in the target company.

As previously disclosed, DWM Petroleum has already advanced an aggregate of $10,100,000 as a deposit on account of the purchase price.

If the seller satisfies certain conditions, DWM Petroleum will be required to make an additional advance to the seller. DWM Petroleum will be required to pay the balance of the purchase price to the seller on the closing date once the closing conditions are satisfied.

If DWM Petroleum is required to make the next advance but fails to do so, the seller will be required to refund to DWM Petroleum the $10,100,000 deposit previously paid by delivering to DWM Petroleum 65% shares of the company that is the majority owner of the producing oilfield assets being purchased. In that event, DWM Petroleum will also be required to pay to the seller the sum of $2,000,000, which is intended to compensate the seller for its expenses.

If the transaction is not completed because the seller does not satisfy the conditions to the next advance, the seller must refund to DWM Petroleum the $10,100,000 deposit, subject to payment by DWM Petroleum of a termination fee in the amount of $2,000,000 intended to compensate the seller for expenses it has incurred in connection with the transaction. The conditions for the next advance were originally required to be fulfilled on or before March 31, 2013.   Effective December 31, 2012, this date was extended to May 30, 2013 pursuant to Amendment 1 to the Share Purchase Agreement. Effective April 30, 2013, this date was further extended to June 29, 2013 pursuant to Amendment 3 to the Share Purchase Agreement.

Completion of the purchase is subject to conditions and the completion of certain ancillary transactions by the seller in respect of the assets to be owned at closing by the target company. These conditions were originally required to be fulfilled or waived on or before April 30, 2013. Effective December 31, 2012, this date was extended to June 29, 2013 pursuant to Amendment 1 to the Share Purchase Agreement. Effective April 30, 2013, this date was further extended to September 27, 2013 pursuant to Amendment 3 to the Share Purchase Agreement.

Effective April 30, 2013, pursuant to Amendment 2 to the Share Purchase Agreement, a condition for the next advance that requires the target company to enter into a certain contract with the Tajik government was changed to the extent that the seller is only required to confirm to DWM Petroleum that the target company has agreed with the responsible government authority, the terms for the aforementioned contract – and not actually signed such contract.

A copy of the share purchase agreement and the amendments is attached as exhibits 10.1, 10.2, 10.3 and 10.4 to this current report and incorporated by reference.

Item 9.01          Financial Statements and Exhibits.

10.1*	Share Purchase Agreement dated December 31, 2012 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)

10.2*	Amendment 1 to Share Purchase Agreement effective December 31, 2012 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)

10.3*	Amendment 2 to Share Purchase Agreement effective April 30, 2013 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)

10.4*	Amendment 3 to Share Purchase Agreement effective April 30, 2013 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)

* Certain schedules and annexures are omitted pursuant to Item 601(b)(2) of Regulation S-K. Manas Petroleum Corporation agrees to furnish supplementally a copy of any omitted schedule and/or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Dr. Werner Ladwein
Dr. Werner Ladwein
Chief Executive Officer, President and Director
Date: June 28, 2013